EXHIBIT 10.32


                        CNF TRANSPORTATION INC.
                     SPECIAL BONUS PLAN FOR 1998




THE PLAN

In order to motivate certain key employees more effectively, CNF Transportation Inc. (CNFT) establishes a Special Bonus Plan for 1998 (Plan) under which payments will be made to designated executive personnel out of calendar year 1998 profits.


DESIGNATION OF PARTICIPANTS

Participants in this Plan shall be designated full-time executive personnel of CNFT subsidiaries. A master list of all Plan participants will be maintained in the office of the Chief Financial Officer of CNFT.


METHOD OF PAYMENT

Each Plan participant will be assigned specific Operating Profit Ratio (O/R) performance goals.

Compensation for the assigned goals will be earned on a pro rata basis for accomplishments between the Minimum level and the Target O/R Goal. No special 1998 bonus will be earned by a participant until the Minimum O/R Goal is achieved.

Payments under this Plan are limited to 100 percent of each participant's annual salary.


OPERATING RATIO

Operating Ratio is defined as: 1) operating expense before taxes, interest and non-operating expenses, but, including all amounts expensed under any qualified Con-Way Transportation Services, Inc., Emery Worldwide, Emery Customs Brokers, Emery Priority Mail, Emery Global Logistics, Emery Expedite, Emery Worldwide Airlines, Menlo Logistics Priority Mail and Menlo Logistics, Inc. incentive and bonus plans; divided by 2) net revenue. Full year results will be used.




ANNUAL SALARY

Annual Salary for Bonus Plan purposes for each Plan participant is annualized salary (ie. weekly base salary as of January 1, 1998 multiplied by 52) excluding any incentive or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan. The term "special compensation" used herein includes deferred salary arrangements wherein the participant could have chosen to receive the deferred salary in the Plan year.


PERSONAL DATA SHEET

A "Personal Data Sheet" for calculation of Bonus Plan earnings (attached hereto) will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) the minimum level of achievement required for the assigned O/R goal, (3) the target level of achievement for the assigned O/R goal, and (4) the earnings at the target level for the assigned O/R goal.


ELIGIBILITY FOR PAYMENT

Eligible employees will commence participation on January 1, 1998. An employee who commences participation after the January 1 date will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CNF Transportation Inc. or any of its subsidiaries and (ii) a Plan participant.

    EXCEPTION 1. A Plan participant who is employed by CNFT or any of its subsidiaries through December 31, 1998 but leaves that employment or otherwise becomes ineligible after December 31, 1998 but before the final payment is made relating to 1998, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1998 Incentive Profits.

    EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1998 pursuant to the CNF Transportation Inc. Retirement Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1998 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1998, or (4) to an eligible Plan participant who is transferred to another subsidiary of CNFT and who remains an employee through December 31, 1998.


DATE OF PAYMENT

The Chief Executive Officer of CNFT will select a date for payment to eligible participants. Such date will be no later than March 15, 1999.


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohibited by law.


AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

The Board of Directors of CNFT may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until the date for payment.


DURATION OF PLAN

This Plan is effective from January 1, 1998 through December 31, 1998 only.